HERMAN MILLER, INC. 2011 LONG-TERM INCENTIVE PLAN
CONDITIONAL STOCK OPTION AWARD

This certifies that Herman Miller, Inc. (the "Company") has on ____________ (the "Award Date"), granted to (the "Participant") an award (the "Award") of Target Option Shares pursuant to and under the Herman Miller, Inc. 2011 Long-Term Incentive Plan (the "Plan") and subject to the terms set forth in this agreement (the "Award Agreement"). A copy of the Plan Prospectus has been delivered to the Participant and a copy of the Plan is available from the Company on request. The Plan is incorporated into this Award by reference, and in the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan will govern. Any terms not defined herein will have the meaning set forth in the Plan.

1.    Definitions.

"Actual Option Shares" means the number of shares earned in accordance with Section 2 that would be subject to the Option Award.

"Award Agreement" means the terms and conditions of the Award set forth in this agreement.

"Business Day" means any other day than (a) Saturday or Sunday, or (b) any other day on which banks in Zeeland, Michigan are permitted or required to be closed.

"Common Stock" means the Company's $.20 par value per share common stock.

"EBITDA" means the Company's annual earnings calculated before charges for interest, taxes, depreciation and amortization as determined by the Committee in a manner consistent with the Manual.

"Manual" shall mean the Herman Miller Value Added Manual used by the Committee for purposes of determining EBITDA.

"Option Award" means the Stock Option Agreement that would be executed upon the earning of any Actual Option Shares.

"Option Value" means the per share value of each option to purchase a share of Common Stock based upon the Black-Scholes option valuation model as of the last day of the Year.

"Performance Period" means the Company's Year ending May 28, 2016.

"Target Value" means $___________.

"Year" means the fiscal year of the Company.

2.    Determination of Actual Option Shares. This Award entitles Participant to the right to receive a grant of an option to purchase shares of Common Stock based upon the Company's performance during the Performance Period (the "Option Award"). The number of shares subject to the Option Award (the "Actual Option Shares") will equal the sum of the Sales Goal Shares, the EBITDA Goal Shares and the EBITDA Growth Goal Shares, determined in accordance with the following:

(a)    The Target Option Shares equals the Target Value divided by the Option Value.

(b)    The Sales Goal Shares equal one-third (1/3rd) of the Target Option Shares if the Company's aggregate revenue for the Year equals or exceeds the Sales Goal.

(c)    The EBITDA Goal Shares equal one-third (1/3rd) of the Target Option Shares if the Company's EBITDA for the Year equals or exceeds the EBITDA Goal.

(d)    The EBITDA Growth Goal Shares equals one-third (1/3rd) of the Target Option Shares based upon satisfying the Company's EBITDA Growth Goal.

(e)    The Sales Goal, EBITDA Goal and EBITDA Growth Goal shall be the performance objectives established by the Committee and the Board for the Performance Period.

3.    Terms of Option Award. If Actual Option Shares are earned under Section 2, the Option Award will be made in the form of the Stock Option Agreement attached as Exhibit A. The per share purchase price of the Actual Option Shares will equal one hundred percent (100%) of the fair market value of a share of Common Stock on the grant date, which shall be the Business Day immediately following the determination of the Actual Option Shares (the "Grant Date"). The term of the Option Award would expire on the tenth (10th) anniversary of the Grant Date, and the right to exercise the option to purchase the Actual Option Shares would vest at the rate of one-third (1/3rd) of the total Actual Option Shares on the first, second and third anniversary, respectively, of the Grant Date. The Option Award would be a Nonqualified Stock Option (as defined in the Plan).

4.    Adjustments to Actual Option Shares Following Termination of Employment.

(a)    Termination Due to Death, Disability or Retirement. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to death, disability or retirement. The Participant's Actual Option Shares will equal the Actual Option Shares determined under Section 2 multiplied by a fraction, the numerator of which is the number of full calendar months, beginning on the first day of the Performance Period and ending on the date of the Participant's termination of employment, and the denominator of which is 12.

(b)    Termination of Employment for Other Reasons. In the event that the Participant's employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than Death, Disability or Retirement, then Participant's rights to all of the Target Option Shares granted in this Award will be immediately and irrevocably forfeited upon such termination of employment.

5.    Restriction on Transfer. Any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition will be void and unenforceable against the Company.

6.    Adjustments to Target Option Shares for Certain Corporate Transactions.

(a)    The Committee will make an appropriate and proportionate adjustment to the number of Target Option Shares granted under this Award if (i) the outstanding shares of Common Stock are increased or decreased, as a result of merger, consolidation, sale of all or substantially all of the assets of the Company, reclassification, stock dividend, stock split, reverse stock split with respect to such shares of Common Stock or other securities, or (ii) additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities or exchanged for a different number or kind of shares or other securities through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities.

(b)    The Committee may make an appropriate and proportionate adjustment in the number of Target Option Shares granted under this Award if the outstanding shares of Common Stock are increased or decreased as a result of a recapitalization or reorganization not included within Section 6(a) above.

7.    Participant Covenants. In consideration of the grant of this Award by the Company, during the Restricted Period (defined below), Participant shall not, directly or indirectly:

(a)    engage or participate in any Competing Business or become interested in (as owner, stockholder, member, lender, partner, director, officer, employee, agent or consultant) any person or entity engaged in any Competing Business, excluding Participant's ownership of less than 5% of the securities of a publicly-traded entity that is engaged in a Competing Business;

(b)    persuade any person or entity that has a relationship with the Company as a customer, supplier or designer (or had such a relationship within the one year period prior thereto) to cease doing business with the Company or to reduce the amount of business done with the Company; or

(c)    employ or otherwise engage, or attempt to employ or otherwise engage, any person who is then (or was at any time within one (1) year period prior thereto) employed or engaged by the Company or any Subsidiary as a director, officer or employee or independent contractor or otherwise induce or influence any such person to terminate their employment or other relationship with the Company, provided that Participant will not be deemed in breach of this covenant solely for general solicitations of employment through publications that are not specifically directed at employees of the Company or any Subsidiary.

For purposes of this Section 7, the term "Competing Business" means any business which engages or is making plans to engage, in whole or in part, in the manufacturing, marketing, distribution or sale of products that are competitive with any products manufactured, marketed, distributed or sold by the Company. The term "Restricted Period" means the period beginning on the Grant Date and ending on the second anniversary of the last day of Participant's employment with the Company. Participant acknowledges and agrees that the duration, activities restricted and geographic scope of the covenants set forth in this Section 7 are reasonable and are necessary to protect the business and goodwill of the Company and its Subsidiaries and that a breach of any of these restrictions would cause irreparable harm and as such, Company shall be entitled to legal and equitable relief if Participant breaches any such covenants. If any court determines that any covenant set forth in this Section 7 is unreasonable, Participant stipulates that such covenant shall remain in full force and effect with the greatest time period, with respect to the broadest type of activities described and the greatest geographic scope that would render it enforceable.

8.    Miscellaneous.

(a)    Neither this Award Agreement nor the Plan confers on Participant any right with respect to the continuance of employment by the Company or any Subsidiary, nor will there be a limitation in any way on the right of the Company or any Subsidiary by which Participant is employed to terminate his or her employment at any time.

(b)    In the event of a restatement of the Company's consolidated financial statements for any interim or annual period ("Restatement"), the Committee may determine that the Award exceeds the amount that would have been awarded or received had the Restatement been known at the time of the original Award or at the time of vesting of any Actual Option Shares. In the event that the Committee makes such a determination, the Company shall have the right: (A) in the instance of a Participant whose misconduct or violation of a Company policy causes such Restatement ("Cause"), or; (B) in the instance where a Participant is an officer subject to Section 16 of the Securities and Exchange Act of 1934, and without regard to whether such Participant caused the Restatement, to (i) forfeit this Award, (ii) forfeit any vested or unvested rights in the Option Award, and/or (iii) to require repayment or return of any benefit derived from the exercise of the Option Award. Both the Cause and the amount of adjustment and/or repayment shall be determined by the Committee in its sole discretion, and its decision shall be final and binding upon the Participant(s).

(c)    An original record of this Award Agreement and of the Participant's acceptance and acknowledgement will be held on file by the Company. This Award Agreement and the Participant's acknowledgement may be made either paper or electronic format as specified by the Company. To the extent there is any conflict between the terms contained in this Award Agreement and the terms contained in the original held by the Company, the terms of the original held by the Company will control.

9.    Section 409A Compliance. To the extent applicable, it is intended that this Award Agreement comply with the provisions of Section 409A of the Internal Revenue Code ("Section 409A"). This Award Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Award Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). If any payments under this Award Agreement constitute nonqualified deferred compensation subject to the requirements of Section 409A and are payable upon a termination of the Participant's employment, then all such payments shall be made only upon a "separation from service" within the meaning of Section 409A, and for purposes of determining the timing of such payments, Participant's termination shall not be considered to occur until he or she has incurred such a separation from service.

IN WITNESS WHEREOF, the parties have executed this Award Agreement effective as of the Award Date.

HERMAN MILLER, INC.

By     Brian C. Walker
Its     Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGEMENT

I accept the Award described herein and in the Plan, acknowledge receipt of a copy of this Award Agreement and the Plan Prospectus, and acknowledge that I have read them carefully and that I fully understand their contents.

PARTICIPANT

Dated _________, 2015